Exhibit 10.6(f)

Revised Specimen

HORACE MANN EDUCATORS CORPORATION

Amended and Restated 2002 Incentive Compensation Plan

Restricted Stock Units Agreement — Employee

This Restricted Stock Units Agreement (the “Agreement”) confirms the grant on                     ,              (the “Grant Date”) by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to                      (“Employee”), under Sections 6(e) and 7 of the Amended and Restated 2002 Incentive Compensation Plan (the “Plan”), of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:

Number Granted:                      Units

How Units are Earned and Vest: Vesting and forfeiture terms are fully specified in the Designation; forfeited Units cease to be outstanding and in no event will thereafter result in any delivery of Shares to Employee.

Settlement: Units granted hereunder, together with Units credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Company’s Common Stock, par value $.001 per share (“Shares”), for each Unit being settled. Subject to elective deferral of settlement under Section 6 below, such settlement shall occur at the times specified in the Designation.

The Units are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto and deemed a part hereof. The number of Units and the kind of shares deliverable in settlement and other terms and conditions of the Units are subject to adjustment in accordance with Section 5 hereof and Section 11(c) of the Plan.

Employee acknowledges and agrees that (i) the Units are nontransferable, except as provided in Section 3 hereof and Section 11(b) of the Plan, (ii) the Units are subject to forfeiture in the event of Employee’s Termination of Employment in certain circumstances prior to vesting, as specified in the Designation, and (iii) sales of Shares will be subject to any Company policy regulating trading by employees.

IN WITNESS WHEREOF, HORACE MANN EDUCATORS CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

HORACE MANN EDUCATORS CORPORATION

By:
[Name]
[Title]

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Restricted Stock Units granted to Employee by HORACE MANN EDUCATORS CORPORATION (the “Company”) and Units resulting from Dividend Equivalents (if any), as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement date, are set forth on the preceding pages.

1. General. The Units are granted to Employee under the Company’s Amended and Restated 2002 Incentive Compensation Plan (the “Plan”), together with the 200  -200   Designation of Restricted Stock Units and related documents (the “Designation”), which has been previously delivered to Employee and/or are available upon request to the Human Resources Financial Services Department. All of the applicable terms, conditions and other provisions of the Plan and Designation are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan and/or the Designation. If there is any conflict between the provisions of this document and mandatory provisions of the Plan or the Designation, the provisions of the Plan or Designation govern. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time.

2. Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).

3. Nontransferability. Until Units become settleable in accordance with the terms of this Agreement, Employee may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan.

4. Termination Provisions. The provisions governing the vesting and forfeiture of the Units are set forth in the Designation.

5. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then additional Units shall be credited to Employee’s

Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Common Stock at the payment date for such dividend or distribution.

(ii) Non-Common Stock Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

(iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) Adjustments. The number of Units credited to Employee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof in the discretion of the Committee.

(c) Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture as applies to the granted Unit and will be settled at the same time as the granted Unit.

6. Deferral of Settlement. Settlement of any Unit, which otherwise would occur upon the lapse of the risk of forfeiture of such Unit, will be deferred in certain cases if and to the extent validly elected by Employee. Deferrals shall comply with requirements under Section 409A of the Internal Revenue Code (the “Code”). In accordance with procedures established by the Company, the Employee may be permitted to elect deferral of settlement at times designated by the Company. At any time that Units are treated as deferred compensation subject to Section 409A, they will be subject to accelerated settlement under Section 9(a) of the Plan only if the Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v). Deferrals will be subject to such other restrictions and terms as may be specified by the Company prior to deferral.

7. Employee Representations and Warranties Upon Settlement. As a condition to the settlement of the Units, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation.

8. Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Units shall be valid unless expressed in a written instrument executed by Employee.

(b) No Promise of Employment. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Fractional Units and Shares. The number of Units credited to Employee’s Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(e) Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time of settlement the Company will withhold from any shares deliverable in settlement of the Units, in accordance with Section 11(d)(i) of the Plan, the number of shares having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting or settlement of Units.

(f) Statements. An individual statement of each Employee’s Account will be issued to

Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Company. Such a statement may be combined with or include information regarding other plans and compensatory arrangements. Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(g) Unfunded Obligations. The grant of the Units and any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee’s entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(h) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Benefits, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

(i) Shareholder Rights. Employee and any Beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Agreement prior to the settlement and distribution of the Shares as specified herein.

HORACE MANN EDUCATORS CORPORATION

200  -200   Restricted Stock Units Designation

Employee Name:

Number Granted:	Units

Grant Date:

Vesting: Subject to the termination provisions below, the Units shall vest as follows: 50% of the earned Units shall vest on the third anniversary of the grant date, and 50% shall vest on the fourth anniversary of the grant date.

Termination Provisions: This section describes the vesting of the Units upon a termination of employment or a change in control.

Upon a termination of employment by reason of death, disability, retirement, or an involuntary or constructive termination within one year of a change in control (where awards are assumed by an acquirer), unvested Units shall vest immediately. In the event of a change in control, if the awards are not assumed by an acquirer, unvested Units shall vest immediately. Upon all other terminations, the Units shall be forfeited.

Settlement: Subject to elective deferral of settlement as described in Section 6 of the Restricted Stock Units Agreement, each vested Unit, together with each Unit credited as a result of Dividend Equivalents on such Unit, shall be settled by delivery of one share of the Company’s Common Stock, par value $.001, such delivery to be made within 90 days following the date of vesting; provided, however, that in the event the Employee is a specified employee and vesting occurs on account of a termination of employment for any reason, delivery shall be made within 90 days of the date which is six months following such separation from service.

Definitions: The definitions for change in control, termination of employment, disability, retirement and specified employee, as such terms are used herein, shall be defined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder, as adopted from time to time by the Company.

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